AMENDED AND RESTATED LOAN AGREEMENT

        THIS AMENDED AND RESTATED LOAN AGREEMENT (this “Agreement”) is made and entered into as of the 27th day of September, 2000, by and between SOUTHTRUST BANK, an Alabama banking corporation, successor by conversion to SouthTrust Bank, N.A., a national banking association (hereinafter referred to as “Lender”), and SUBURBAN LODGES OF AMERICA, INC., a Georgia corporation, SUBURBAN HOLDINGS, L.P., a Georgia limited partnership and SUBURBAN CONSTRUCTION, INC., a Georgia corporation (hereinafter collectively referred to as “Borrower”).

AGREEMENT

         THAT, for and in consideration of the sum of Ten and No/100 Dollars ($10.00) in hand paid by Lender to Borrower, and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I - DEFINITIONS AND RULES OF CONSTRUCTION

         SECTION 101. Specific Definitions. For purposes of this Agreement, and in addition to the other terms defined herein, the following terms shall have the meanings set forth below (such meanings to be equally applicable to both the singular and plural form of the terms defined):

        “Additional Properties” shall have the meaning set forth in Section 206 hereof.

        “Adjusted LIBOR Rate” shall mean for any LIBOR Interest Period, the rate obtained by DIVIDING (A) BY (B), where (A) equals LIBOR for such Period and (B) is a percentage equal to 1 minus the stated maximum rate (stated as a decimal) of all reserves requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves) applicable to any member of the Federal Reserve System in respect of Euro currency liabilities as defined in Regulation D (or against any successor category of liabilities as defined in Regulation D).

        “Affiliate” shall mean any Person directly or indirectly controlling or controlled by or under direct or indirect common control with Borrower. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

        “Agreement” shall mean this agreement as originally executed or as it may from time to time be amended by one or more written amendments or modification agreements entered into pursuant to the applicable provisions hereof.

        “Applicable LIBOR Addition” shall mean in determining the LIBOR Plus Rate, two hundred (200) basis points to be added to the Adjusted LIBOR Rate. Notwithstanding anything herein to the contrary, for purposes of determining the LIBOR Plus Rate with respect to the Term Loan from the date of this Agreement until December 31, 2000, “Applicable LIBOR Addition” shall mean, in determining the LIBOR Plus Rate, one hundred seventy-five (175) basis points to be added to the Adjusted LIBOR Rate. Thereafter, the Applicable LIBOR Addition for the Term Loans shall mean, in determining the LIBOR Plus Rate, two hundred (200) basis points to be added to the Adjusted LIBOR Rate. The Applicable LIBOR Addition shall be added to the Adjusted LIBOR Rate in determining the LIBOR Plus Rate.

        “Applicable Rate” shall mean either the LIBOR Plus Rate or the Base Rate at which rate Loans made hereunder shall accrue interest during an Interest Period, as selected by the Borrower in Section 201 hereof, or as otherwise applicable hereunder.

        “Base Interest Period” shall mean the period of time during which a Loan shall accrue interest at the Base Rate, as selected by Borrower pursuant to Section 201 hereof.

        “Base Rate” shall mean a floating rate per annum equal to the rate of interest announced from time to time by Lender as its “base rate” (with each change therein to be effective as of the date of such change). Each such rate announced by Lender is a reference rate and does not necessarily represent the lowest or best rate actually charged by it to any customer. Lender may make commercial loans or other loans at rates of interest at, above or below such reference rate. In the event Lender ceases to use its “base rate” as a standard, Lender shall designate a comparable reference rate as a substitute therefor. The Base Rate during a Base Interest Period shall be such rate in effect on the first (1st) day of any Base Interest Period, and as such rate may change on each day of such Interest Period thereafter; provided, however, in the event that during a Base Interest Period, Lender’s Base Rate changes, the Base Rate shall be correspondingly increased or decreased to reflect such changes in the Base Rate. Such Base Rate shall be effective until the end of the then current Base Interest Period.

        “Borrower” shall have the meaning given that term in the preamble to this Agreement, and such term also shall include Borrower’s successors and assigns.

         “Borrowing”shall mean the incurring by Borrower of a Loan.

        “Borrowing Base Certificate” shall mean the borrowing base certificate referenced in Section 403(v), hereof, the form of which is attached hereto as Exhibit “C”.

        “Business Day” shall mean a day of the year on which commercial banks are not required or authorized to close in Birmingham, Alabama, except for that, with respect to any Eurodollar Loans, “Business Day” shall also mean and include only such days that LIBOR is available.

        “Chicago O’Hare Property” shall mean that certain Suburban Lodge extended stay hotel located in Chicago, Illinois, and more commonly referred to as “Chicago O’Hare”, the legal description of which is attached hereto as Exhibit “E”.

        “Chicago O’Hare Property Pledge Date” shall mean a date that is not later than sixty (60) days from the date of this Agreement.

         “Closing Date” shall mean the date hereof.

        “Collateral” shall mean the real property, fixtures and personal property of Borrower transferred, assigned, pledged or conveyed to Lender or in which Lender has been granted a Lien under this Agreement or the other Financing Documents and all proceeds of the foregoing described property.

        “Collateral Pool” shall mean and include all of the Hotel Properties in the aggregate, and any and all replacements or substitutions thereof. For purposes of this Agreement, “Collateral Pool” shall automatically be deemed to include (i) the Chicago O’Hare Property, (ii) any Additional Property, and (iii) any Substituted Property, upon Borrower’s completion of the Hotel Property Pledge Requirements with respect to the Chicago O’Hare Property, any Additional Property and/or any Substituted Property, as applicable, in accordance with Section 410 of this Agreement.

        “Commitment Fee” shall mean a loan origination fee in an amount equal to $75,000.00.

        “Compliance Certificate” shall mean a certificate of the president or chief financial officer of Borrower in substantially the form of Exhibit “B” attached hereto.

        “Credit Event” shall mean each borrowing of any of the Loans hereunder (including without limitation the refinancing of any of the Loans or the reborrowing of any of the Loans pursuant hereunder).

        “Default” shall mean any event which, with the giving of notice or lapse of time (or both), would become an Event of Default.

        “Dollar” and “U.S. Dollar” and the sign “$” shall mean lawful money of the United States of America.

        “Domestic Loan” means any Loan which bears interest at a rate determined with reference to the Base Rate.

        “Environmental Laws” shall mean all federal, state, local and foreign laws relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment (including without limitation ambient air, surface water, ground water, or land), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes, and any and all regulations, codes, plans, orders, decrees, judgments, injunctions, notices or demand letters issued, entered, promulgated or approved thereunder.

         “ERISA” shall mean the Employee Retirement Income Security Act of 1974, P.L. 93-406, as amended.

         “Eurodollar Loan” means any Loan which bears interest at a rate determined with reference to the LIBOR Rate.

         “Event of Default” shall mean any of the events specified in Article VII of this Agreement, provided that any express requirement therein for notice or lapse of time shall have been satisfied.

        “Financing Documents” means and includes this Agreement, the Note, the Security Deeds and any extensions, renewals, modifications or substitutions thereof or therefor, and all other associated loan and collateral documents including, without limitation, all guaranties, pledge agreements, suretyship agreements, security agreements, deeds of trust, mortgages, security deeds, subordination agreements, exhibits, schedules, attachments, financing statements, notices, consents, waivers, opinions, letters, reports, records, title certificates and applications therefor, assignments, documents, instruments, information and other writings related thereto, or furnished by any Obligor to Lender in connection therewith or in connection with any of the Liabilities or the Collateral.

        “GAAP” shall mean generally accepted accounting principles as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board or such other statements by such other entity as may be approved by a significant segment of the accounting profession in the United States of America, and which are applicable to the circumstances as of the date of the determination thereof.

        “Herein,” “hereof,” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular article, paragraph, section or other subdivision.

        “Hotel Property” or “Hotel Properties” shall mean those particular Suburban Lodge extended stay hotels listed on Exhibit “A”, as more specifically described in the Security Deeds, and shall also automatically include (i) the Chicago O’Hare Property, (ii) any Substituted Property and (iii) any Additional Property, upon satisfactory completion of the Hotel Property Pledge Requirements with respect to the Chicago O’Hare Property, any Substituted Property and/or any Additional Property, as applicable, in accordance with Section 410 of this Agreement.

        “Hotel Property Pledge Requirements” shall mean those requirements more specifically set forth in Section 410 of this Agreement.

         “Increased Costs” shall have the meaning set forth in Section 205(a).

        “Initial Advance” shall mean the first (1st) Borrowing made on or after the date of this Agreement.

         “Initial Collateral Pool Debt Service Coverage Ratio” shall mean, until the Term Loan Amortization Date and with respect to the Collateral Pool, the Net Operating Income divided by the debt service of the Term Loan ($10,000,000.00)(based upon a 25 year amortization at an interest rate equal to the 5 Year Treasury Constant plus 250 basis points), plus the Collateral Pool debt service, which shall be computed upon the then existing amount available under the Line of Credit Borrowing Base (based upon a 25 year amortization at an interest rate equal to the 5 Year Treasury Constant plus 250 basis points).

         “Initial Interest Period” shall mean the period of time from the Closing Date until the date coinciding with the date upon which the delivery of the first quarterly financial statements of Borrower is due hereunder following the Closing Date.

        “Interest Payment Date” means (i) as to any Domestic Loan, the first day of each month, and (ii) as to any Eurodollar Loan, the last day of the applicable LIBOR Interest Period.

         “Interest Period” means a LIBOR Interest Period or a Base Interest Period, and:

          (a)         with respect to any Eurodollar Loan, the period commencing on the borrowing date of such Eurodollar Loan or the date a Domestic Loan is converted into such Eurodollar Loan or the last day of the prior Interest Period for such Eurodollar Loan, as the case may be, and ending on the day thirty (30), sixty (60), ninety (90), one hundred twenty (120) or one hundred eighty (180) days thereafter, as selected by Borrower pursuant to Section 201; and

(b) as to either a LIBOR Interest Period or Base Interest Period,
(i)	any Interest Period which would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day; and
(ii)	no Interest Period shall extend beyond the Line of Credit Commitment Expiration Date or the Term Loan Commitment Expiration Date, as applicable.

         “Lender” shall have the meaning given that term in the preamble to this Agreement, and such term also shall include Lender’s successors and assigns.

         “Liabilities” means all indebtedness, liabilities, and obligations of Borrower of any nature whatsoever which Lender may now or hereafter have, own or hold, and which are now or hereafter owing to Lender regardless of however and whenever created, arising or evidenced, whether now, heretofore or hereafter incurred, whether now, heretofore or hereafter due and payable, whether alone or together with another or others, whether direct or indirect, primary or secondary, absolute or contingent, or joint or several, and whether as principal, maker, endorser, guarantor, surety or otherwise, and also regardless of whether such Liabilities are from time to time reduced and thereafter increased or entirely extinguished and thereafter reincurred including, without limitation all such indebtedness, liabilities or obligations which may now or hereafter arise under any of the Notes or on account of any of the Loans.

         “LIBOR” shall mean for any LIBOR Interest Period, the “London Interbank” Offered Rate for deposits in Dollars in the London Interbank Market for a period comparable to the LIBOR Interest Periods (rounded upwards, if necessary, to the next higher 1/100 of 1%), as such rate fluctuates, adjusted from time to time in Lender’s reasonable discretion for then applicable reserve requirements (if any), as determined by Lender at 10:00 a.m. (London time) from Telerate Page 3750, on the day that is two (2) Business Days prior to the first day of each month (or successor page); provided, however, that if more than one rate is specified on such page, the applicable rate shall be the arithmetic mean of all such rates, and provided further that, if no such rate appears on such page, the “LIBOR” will be the arithmetic average (rounded upwards, if necessary, to the next higher 1/100th of 1%) of the rates quoted by not less than two major banks in New York City, selected by Lenders at 10:00 a.m. New York City time, two (2) Business Days prior to the first (1st) calendar day of each month, for deposits in dollars offered by leading European banks for one (1) month (or comparable) period.

         “LIBOR Interest Period” shall mean a period of time during which a Loan shall accrue interest at the LIBOR Plus Rate pursuant to Section 201 hereof; provided, however, that no LIBOR Interest Period shall be for less than thirty (30) days or for more than one hundred eighty (180) days.

         “LIBOR Plus Rate” shall mean in the case of the Eurodollar Loans, the Adjusted LIBOR Rate, plus the Applicable Libor Addition.

         “Lien” shall mean any mortgage, pledge, security interest, security title, encumbrance, lien or charge of any kind.

         “Line of Credit Borrowing Base” shall mean an amount not to exceed the lesser of the following, less the then outstanding principal balance on the Term Loan (not to exceed $15,000,000):

         (i)     the amount necessary to produce an aggregate (a) Initial Collateral Pool Debt Service Coverage Ratio of at least 1.65 : 1.00 on the Hotel Properties located in the Collateral Pool if measured prior to the Term Loan Amortization Date, or (b) Permenant Collateral Pool Debt Service CoFverage Ratio of at least 1.65 : 1.00 on the Hotel Properties located in the Collateral Pool if measured subsequent to the Term Loan Amortization Date, and, in either event, based upon a rolling twelve (12) month basis commencing with September 30, 2000;

        (ii)     sixty-five percent (65%) of the aggregate appraised value of the Hotel Properties located in the Collateral Pool at Stabilized Occupancy, based upon a rolling twelve (12) month basis commencing with September 30, 2000; or

        (iii)      $25,000,000.00.

         Notwithstanding anything herein to the contrary, the Collateral Pool shall not include the Chicago O’Hare Property, any Additional Property or any Substituted Property for purposes of the Line of Credit Borrowing Base unless and until the Hotel Property Pledge Requirements have been fully and completely satisfied in Lender’s sole reasonable discretion.

         “Line of Credit Commitment” shall have the meaning given such term in Section 201(A) of this Agreement.

         “Line of Credit Commitment Expiration Date” shall mean September 30, 2003.

        “Line of Credit Note” shall mean that certain Line of Credit Note dated of even date hereof, made by Borrower to the order of Lender in the original principal amount of Fifteen Million and No/100 Dollars ($15,000,000.00), and any and all extensions, renewals, modifications or replacements thereof.

         “Line of Credit Loans” shall mean any and all Loans made by Lender to Borrower pursuant to Section 201(A) of this Agreement.

         “Loan” shall, individually mean the Line of Credit Loan or the Term Loan, as the context may infer, and “Loans”, shall collectively mean both the Line of Credit Loans and the Term Loans.

         “Net Operating Income” shall mean, for any particular period, net income plus income taxes, plus depreciation and amortization.

         “Note” shall, individually, mean either the Line of Credit Note or the Term Note as the context may infer, and “Notes”, shall collectively mean the Line of Credit Note and the Term Note.

        “Notice of Borrowing” shall have the meaning set forth in Section 202(d) hereof.

        “Obligors” means any and all Persons now or hereafter liable, whether primarily, secondarily or contingently, on any of the Liabilities including, and any other endorser, guarantor or surety, and each such Person’s heirs, legal representatives, successors and assigns.

        “Permanent Collateral Pool Debt Service Coverage Ratio” shall mean, during all times subsequent to the Initial Collateral Pool Debt Service Coverage Ratio and with respect to the Collateral Pool, the Net Operating Income divided by the actual debt service on the Term Loan (based upon actual principal plus interest payments thereunder), plus the Collateral Pool debt service, which shall be computed upon the then existing amount available under the Line of Credit Borrowing Base (based upon a 25 year amortization at an interest rate equal to the 5 Year Treasury Constant plus 250 basis points).

        “Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

        “Prepayment Premium” has the meaning set forth in Section 204(e) hereof.

        “Property” shall mean any interest in any kind of property or asset of any Person, whether real, personal, mixed or tangible or Intangible.

        “Quarter(s)” shall mean the three (3) month complete periods of time ending as of the last day of March, June, September and December of each year; or Borrower’s applicable fiscal quarters should Borrower change its fiscal year with Lender’s consent.

         “Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System from time to time in effect and shall include any successor or other regulation of said Board of Governors relating to reserve requirements applicable to member lenders of the Federal Reserve System.

        “Regulation K” shall mean Regulation K of the Board of Governors of the Federal Reserve System from time to time in effect and shall include any successor or other regulation of said Board of Governors relating to reserve requirements applicable to member lenders of the Federal Reserve System.

        “Regulatory Change” shall mean any change after the date hereof in foreign, United States federal or state laws or regulations or the adoption or making after such date of any interpretations, directives or requests applying to Lenders or under any foreign, United States federal or state laws or regulations (whether or not having the force of law) by any court or governmental authority charged with the interpretation or administration thereof, excluding any change the effect of which is reflected in a change in the Adjusted LIBOR Rate.

        “Security Deeds” shall mean the various deeds of trust, mortgages or similar instruments securing and relating to the Hotel Properties in the Collateral Pool, regardless of the date of execution of the same.

        “Stabilized Occupancy” shall mean open for business for at least six (6) months, with no less than seventy percent (70%) average occupancy during the most recent six (6) months.

         “Subsidiary” means any corporation more than 25% of whose shares of stock having general voting power under ordinary circumstances to elect a majority of the board of directors, managers or trustees of such corporation (irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency) is owned or controlled directly or indirectly by Borrower.

        “Substituted Property” shall have the meaning set forth in Section 206 hereof.

        “Suburban” shall mean Suburban Lodges of America, Inc., a Georgia corporation.

        “Suburban Construction” shall mean Suburban Construction, Inc., a Georgia corporation.

         “Suburban Debt Service Coverage Ratio” shall mean, as of any particular date and with respect to Suburban, net income after taxes, plus depreciation, plus amortization, plus interest, less dividends, divided by current maturities of all long-term debt payments, excluding any principal amounts due under this Agreement, plus interest.

         “Suburban Holdings” shall mean Suburban Holdings, L.P., a Georgia limited partnership. “Suburban Management” shall mean Suburban Management, Inc., a Georgia corporation.

         “Tangible Net Worth” shall mean, as of any particular date and with respect to any particular person, the total of all items and categories of property of such entity, which, in accordance with generally accepted accounting principles in the United States, would be included in determining total assets as shown on the assets side of such entity’s balance sheet at the date as of which such total assets are determined (excluding any value for receivables owing by officers, directors, employees or affiliates of such entity, and any value for intangible assets, including, without limitation, good will, trademarks, patents, copyrights, going concern value, organization expense and other similar items), plus any LIFO reserve, if applicable, less the total of all items and categories of indebtedness, obligations and liabilities of such entity which, in accordance with generally accepted accounting principles in the United States, would be included in determining total liabilities as shown on the liabilities side of such entity’s balance sheet at the date as of which such total liabilities are to be determined, but excluding the indebtedness of such entity, if any, payment of which has been subordinated to the payment in full of the Obligations pursuant to a written instrument in form and substance satisfactory to Bank.

        “Term Loan Amortization Date ” shall mean September 30, 2001.

        “Term Loan Commitment" shall have the meaning given such term in Section 201(B) of this Agreement.

         “Term Loan Commitment Expiration Date” shall mean September 30, 2001.

        “Term Loans” shall mean those certain non-revolving draw-down term loans in the aggregate principal amount of up to Ten Million and No/100 Dollars ($10,000,000.00), evidenced by the Term Note.

         “Term Loan Maturity Date” shall mean September 30, 2008.

        “Term Loan Principal Payment Date” shall mean the first (1st) day of each month, beginning on October 1, 2001.

        “Term Note” shall mean that certain Non-Revolving Draw-Down Term Note executed by Borrower in favor of Lender of even date hereof in the original principal amount of up to Ten Million and No/100 Dollars ($10,000,000.00), and any extensions, renewals, modifications or replacements thereof.

        “Treasury Rate” shall mean the rate applicable from time to time on United States Treasury securities having a constant maturity of five (5) years.

         “Unused Line of Credit Fee” shall mean an unused line of credit fee, payable quarterly, equal to .25% of the unused principal amount of the Line of Credit, measured annually.

         SECTION 102.      Accounting Terms.     All accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP.

          SECTION 103.      Titles.     The titles of the Articles and Sections hereof appear as a matter of convenience only and shall not affect the interpretation hereof.

         SECTION 104.     Number and Gender.      Words importing the singular number hereunder shall include the plural number and vice versa, and any pronoun used herein shall be deemed to cover all genders.

ARTICLE II - THE LOANS

         SECTION 201(A).      Line of Credit.    (a)   Subject to the terms and conditions of this Agreement, Lender hereby agrees, from time to time upon request by Borrower, to make Line of Credit Loans to Borrower from time to time prior to the Line of Credit Commitment Expiration Date in amounts not to exceed $15,000,000.00 in aggregate outstanding principal amount at any one time (the “Line of Credit Loan Commitment”). Borrower shall not be entitled to request, and Lender shall not be obliged to make, any Line of Credit Loan on or after the Line of Credit Commitment Expiration Date or if a Default or Event of Default is then outstanding under this Agreement. Subject to the terms and conditions hereof, Borrower, at its option, from time to time may borrow, repay and reborrow all or any portion of the Line of Credit Loan Commitment then in effect hereunder. Notwithstanding anything in this Agreement to the contrary, Lender shall not be obligated hereunder to make any Line of Credit Loan if the sum of the aggregate principal balance of the Line of Credit Loans then outstanding exceeds with the making of such Line of Credit Loan, the Line of Credit Borrowing Base then in effect, but insofar as Borrower may request and Lender may be willing in its discretion to make a Line of Credit Loan to Borrower at a time when the unpaid principal balance of the Line of Credit Loans exceeds, or would exceed with the making of such Loan, the limit set forth above, any and all such overadvances shall be evidenced by the Line of Credit Note, shall constitute Line of Credit Loans for all purposes of this Agreement and the other Financing Documents, and shall be repayable by Borrower upon demand by Lender.

         (b)      The Line of Credit Loans made by Lender to Borrower shall be evidenced by the Line of Credit Note executed by Borrower in favor of Lender. Interest on the Line of Credit Loans will accrue at the Applicable Rate and the principal and interest on the Line of Credit Loans will be payable in the manner prescribed in Section 202 of this Agreement. The Line of Credit Loan Commitment shall terminate on the Line of Credit Commitment Expiration Date, on which date all outstanding Line of Credit Loans, plus accrued interest thereon, shall be due and payable in full, or sooner should the principal and accrued interest thereon be declared immediately due and payable as provided for hereinafter.

         (c)     The proceeds of the Line of Credit Loans will be used to finance the working capital needs and other general corporate purposes of the Borrower including the acquisition and development (or rehabilitation, as applicable) of new and/or existing extended stay hotel facilities.

         (d)     Notwithstanding anything herein to the contrary, the entire aggregate unpaid principal balance of the Line of Credit Loans together with all accrued but unpaid interest therein shall be due and payable in full on the Line of Credit Commitment Expiration Date.

         (e)     The Borrower may incur Line of Credit Loans by the Borrower giving Lender written or telephonic notice (promptly confirmed in writing) of any requested Line of Credit Loan (a “Notice of Borrowing”) specifying (i) the amount of the Line of Credit Loan, (ii) the date the proposed Line of Credit Loan is to be made (which shall be a Business Day), (iii) that the Line of Credit Loan to be made is to be under the Line of Credit Commitment, (iv) the Interest Period selected by Borrower for such Line of Credit Loan, and (v) whether the Line of Credit Loan is to be a Domestic Loan or a Eurodollar Loan. Each Notice of Borrowing shall be given to the Lender not later than (i) 11:00 A.M. (Eastern Time) on the day of such requested Line of Credit Loan for Domestic Loans, and (ii) 11:00 A.M. (Eastern Time) three (3) Business Days prior to the day upon which the Line of Credit Loan is requested by Borrower to be funded for Eurodollar Loans. The Lender shall be entitled to rely on any telephonic notice of Borrowing which it believes in good faith to have been given by a duly authorized employee of the Borrower and any Line of Credit Loan made by the Lender based on such telephonic notice shall, when wired by the Lender to the Borrower’s account at the Lender, be a Line of Credit Loan, as specified in such Notice of Borrowing, for all purposes hereunder.

         SECTION 201(B).     Term Loan.     (a)  Subject to the terms and conditions of this Agreement, Lender hereby agrees, from time to time upon request by Borrower, to make Term Loans to Borrower from time to time prior to the Term Loan Commitment Expiration Date in amounts not to exceed $10,000,000.00 in aggregate outstanding principal amount at any one time (the “Term Loan Commitment”). Borrower shall not be entitled to request, and Lender shall not be obliged to make, any Term Loan on or after the Term Loan Commitment Expiration Date or if a Default or Event of Default is then outstanding under this Agreement. The Term Loan Commitment is non-revolving in nature and, as such, Borrower may not borrow, repay and reborrow all or any portion of the Term Loan Commitment then in effect hereunder. Notwithstanding anything in this Agreement to the contrary, Lender shall not be obligated hereunder to make any Term Loan if the sum of the aggregate principal balance of the Term Loans then outstanding exceeds with the making of such Term Loan, the Term Loan Commitment.

         (b)     The Term Loans made by Lender to Borrower shall be evidenced by the Term Loan Note executed by Borrower in favor of Lender. Interest on the Term Loans will accrue at the Applicable Rate and the principal and interest on the Term Loans will be payable in the manner prescribed in Section 202 of this Agreement. The Term Loan Commitment shall terminate on the Term Loan Commitment Expiration Date, on which date all outstanding Term Loans, plus accrued interest thereon, shall be converted into an amortizing term loan (as more specifically set forth in Section 202, below), and subsequent Term Loans shall not be permitted.

         (c)     The proceeds of the Term Loans will be used to finance the working capital needs and other general corporate purposes of the Borrower including the acquisition and development (or rehabilitation, as applicable) of new and/or existing extended stay hotel facilities.

         (d)     Notwithstanding anything herein to the contrary, the entire aggregate unpaid principal balance of the Term Loans together with all accrued but unpaid interest therein shall be due and payable in full on the Term Loan Maturity Date.

         SECTION 202.      Interest, Fees and Reductions in Commitment.

         (a)     Subject to Section 202(e), interest shall accrue on the unpaid principal amount of each Loan and on the outstanding principal amount of the Loans as follows:

                 (i)      Domestic Loans.     The unpaid principal amount of each Domestic Loan shall bear interest at a rate per annum equal to the Base Rate in effect from time to time during a Base Interest Period. Accrued interest on each Domestic Loan shall be payable on each Interest Payment Date and at maturity.

                (ii)      Eurodollar Loans.     The unpaid principal amount of each Eurodollar Loan shall bear interest at the LIBOR Plus Rate applicable to each such Eurodollar Loan in effect for each LIBOR Interest Period. Accrued interest on each Eurodollar Loan shall be payable on each Interest Payment Date and at maturity.

         In the absence of a proper or authorized selection of an Applicable Rate and/or Interest Period by Borrower as to a Loan or Loans, such Loan or Loans shall be considered Domestic Loan(s) and interest shall accrue on such Loan or Loans at the Base Rate. Interest on the Loans shall be payable on each Interest Payment Date until (i) with respect to the Line of Credit, the Line of Credit Commitment Expiration Date, and (ii) with respect to the Term Loan, the Term Loan Maturity Date, on which date all principal and interest owing under the Line of Credit and the Term Loan, respectively, shall be paid in full.

         Principal payments on the Term Loan shall be due and payable on each Term Loan Principal Payment Date until the Term Loan Maturity Date, on which date all principal and interest owing under the Term Loan shall be paid in full. There will be eighty-four (84) consecutive, equal monthly principal payments under the Term Loan. The amount of each principal payment on the Term Loan shall be computed on the basis of a twenty (20) year amortization of the outstanding principal balance of the Term Loan on the Term Loan Amortization Date. Lender shall give Borrower notice of the amount of said Term Loan principal payment no later than ten (10) days prior to the initial Term Loan Principal Payment Date.

         (b)     Interest payable on the Notes shall be calculated on the basis of a year of (i) 365 days for all Domestic Loans, and (ii) 360 days for all Eurodollar Loans and for any and all fees due and owing by Borrower hereunder, and shall be payable for the actual number of days elapsed. If the date for any payment of principal is extended (whether by operation of this Agreement, any provision of law or otherwise) interest shall be payable for such extended time at the rates provided herein. Any change in the rate of interest resulting from a change in the Base Rate shall be effective as of the opening of business of the Lender on the day of such change.

         (c)     Loans may be prepaid in whole or in part at any time without the payment of any penalty, premium, or unearned interest. Notwithstanding anything herein to the contrary, with the sole exception of Lender’s prepayment of the Loans with the proceeds of any condemnation or insurance proceeds, in the case of prepayments of any Eurodollar Loan, during any LIBOR Interest Period, Borrower shall have the right to make prepayments on such Eurodollar Loan, only upon payment to Lender of such additional amounts (herein the “Prepayment Premium”) as Lender, in its sole discretion reasonably exercised, shall determine necessary to compensate Lender for any and all actual losses, costs and expenses (including, without limitation, any loss of yield to Lender due to a change in interest rates), which Lender incurs as a result of such partial or full prepayment. THE PREPAYMENT PREMIUM SHALL BE CONSIDERATION PAYABLE TO LENDER FOR MAKING AVAILABLE TO BORROWER THE OPTION OF SELECTING AN APPLICABLE RATE BASED ON LIBOR WITH RESPECT TO EURODOLLAR LOANS. IT IS HEREBY AGREED THAT ANY PREPAYMENT OF, OR REPRESENTING, ALL OR ANY PORTION OF THE PRINCIPAL BALANCE OF THE EURODOOLAR LOANS, FOR ANY REASON, ANY ACCELERATION OF ANY NOTES AS A RESULT OF A DEFAULT HEREUNDER, ANY SALE OF SUCH NOTE AFTER ACCELERATION HEREOF OR DURING THE CONTINUANCE OF A DEFAULT HEREUNDER, OR ANY OTHER REQUIREMENT OF THE NOTES OR THE OTHER FINANCING DOCUMENTS, SHALL BE DEEMED A PREPAYMENT AND A PREPAYMENT PREMIUM CALCULATED BY LENDER SHALL BE PAYABLE WITH RESPECT THERETO. ANY PARTIAL PREPAYMENT OF THE PRINCIPAL BALANCE OF SUCH NOTE EXCEPT DURING THE EXISTENCE OF A DEFAULT OR AFTER MATURITY HEREOF WHETHER BY ACCELERATION OR OTHERWISE, SHALL BE APPLIED IN THE ORDER DIRECTED BY BORROWER; PROVIDED, HOWEVER, THAT IN THE EVENT THAT BORROWER FAILS TO DIRECT THE ORDER OF SUCH APPLICATION OR IN THE EVENT OF ANY SUCH DEFAULT OR MATURITY, SUCH PARTIAL PREPAYMENT SHALL BE APPLIED IN THE ORDER SELECTED BY LENDER. LENDER SHALL DELIVER TO BORROWER A STATEMENT SETTING FORTH THE AMOUNT AND BASIS OF DETERMINATION OF SUCH PREPAYMENT PREMIUM, IT BEING AGREED THAT (A) LENDER SHALL NOT BE REQUIRED TO HAVE ACTUALLY OBTAINED FUNDS IN THE EURO-DOLLAR INTER-BANK MARKET OR IN ANY OTHER MARKET OR TO HAVE ACTUALLY REINVESTED THE PREPAID PRINCIPAL BALANCE IN ANY SUCH MARKET, AND (B) SUCH STATEMENT SHALL BE BINDING UPON BORROWER FOR ALL PURPOSES, ABSENT MANIFEST ERROR. BORROWER SHALL, UPON RECEIPT OF SUCH STATEMENT AND CONTEMPORANEOUSLY WITH ANY SUCH PREPAYMENT OF THE PRINCIPAL BALANCE OF ANY EURODOLLAR LOAN, PROMPTLY REMIT TO LENDER THE PREPAYMENT PREMIUM, IF ANY, DUE IN CONNECTION THEREWITH, AS CALCULATED PURSUANT TO THE PROVISIONS HEREOF. LENDER SHALL NOT BE OBLIGATED TO ACCEPT ANY PREPAYMENT OF THE PRINCIPAL BALANCE OF ANY EURODOLLAR LOAN UNLESS IT IS ACCOMPANIED BY THE PREPAYMENT PREMIUM, IF ANY, DUE IN CONNECTION THEREWITH, BUT NO SUCH EXCEPTIONS OF ANY PREPAYMENT WITHOUT THE PREPAYMENT PREMIUM SHALL BE DEEMED A WAIVER OF THE OBLIGATION OF BORROWER TO PAY SUCH PREPAYMENT PREMIUM. BORROWER EXPRESSLY WAIVES ANY RIGHT TO PREPAY ANY PRINCIPAL ON ANY EURODOLLAR LOAN EXCEPT ON THE EXPRESS TERMS OF THIS SECTION. BORROWER ACKNOWLEDGES AND AGREES THAT SUCH PREPAYMENT PREMIUM IS NOT A PENALTY AND DOES NOT CONSTITUTE LIQUIDATED DAMAGES, BUT IS A MATERIAL PART OF THE CONSIDERATION GIVEN BY BORROWER IN CONNECTION WITH THE LOANS CONTEMPLATED BY THE AGREEMENT, AND IS INTENDED NOT ONLY TO PROTECT LENDER AGAINST LOSS OF INTEREST WHICH COULD OTHERWISE HAVE BEEN EARNED AND LOSSES AND EXPENSES ASSOCIATED WITH RELENDING THE AMOUNT PREPAID, BUT IS ALSO INTENDED TO COMPENSATE LENDERS FOR ADMINISTRATIVE ATTENTION AND CONCERNS RELATING TO PREPAYMENTS HEREUNDER AND RELATING GENERALLY TO THE EURODOLLAR LOANS.

         (d)     Funding Losses.   Borrower will indemnify the Lender upon demand against any loss or expense which the Lender may sustain or incur, including, without limitation, any loss or expense sustained or incurred in obtaining, liquidating, or employing deposits or other funds acquired to effect, fund or maintain any Loan, borrowed by them, but excluding any loss of anticipated profits, as a consequence of (i) any failure of whichever of Borrower thereof to make any payment when due of any amount due hereunder or under the Notes, (ii) any failure of Borrower thereof to borrow, continue or convert a Loan borrowed by it on a date specified therefor in a notice thereof, or (iii) any payment or conversion of any Eurodollar Loan borrowed by them on a date other than the last day of the Interest Period for such Loan.

         (e)     Notwithstanding the foregoing, interest shall accrue on the outstanding principal balance of the Loans from the date of any Default or Event of Default hereunder and for so long as such Default or Event of Default continues, regardless of whether or not there has been an acceleration of the indebtedness evidenced by the Notes, at the rate per annum that is two percentage points (2%) in excess of the interest rate that would have accrued hereunder had such Default or Event of Default not occurred, which amount shall be compounded on a monthly basis until such Default or Event of Default has been cured. All such interest shall be paid at the time of and as a condition precedent to the curing of any such Default or Event of Default.

         (f)     Borrower hereby agrees to pay immediately, upon demand by Lender, a late charge equal to five percent (5%) of any payment due hereunder if such payment is not made on or before the tenth (10th) day following the due date applicable to such payment.

         (g)     Borrower shall pay to Lender the following fees: (i) on the Closing Date, the outstanding unpaid amount ($41,000.00) of the Commitment Fee, and (ii) with respect to the Line of Credit only, on the first (1st) day of each Quarter, the Unused Line of Credit Fee, in arrears, for the preceding Quarter.

         SECTION 203.      Continuation and/or Conversion of Loans.  Borrower may elect to (i) continue any outstanding Eurodollar Loan borrowed by it from the current Interest Period for such Loan into a subsequent LIBOR Interest Period to begin on the last day of such current LIBOR Interest Period, or (ii) convert any outstanding Domestic Loan borrowed by it into a Eurodollar Loan or (iii) convert any outstanding Eurodollar Loan borrowed by it into a Loan of another type on the last day of the current Interest Period for such Eurodollar Loan, by giving the Lender the Notice of Borrowing required under Section 201 (as if such continuation or conversion were an original Borrowing). Each such Notice shall specify (a) the effective date of continuation or conversion (which shall be a Business Day), (b) the type of Loan that is to be continued or as converted into and the amount of such Loan and (c) the Interest Period for such Loan, if applicable. Absent timely notice of continuation or conversion, each Eurodollar Loan shall automatically convert into a Domestic Loan on the last day of the current Interest Period for such Loan unless paid in full on such last day. No Loan shall be converted into a Eurodollar Loan and no Eurodollar Loan shall be continued (x) at any time that an Event of Default or an unmatured Event of Default shall exist, or (y) less than thirty (30) days before the Line of Credit Commitment Expiration Date or the Term Loan Maturity Date, as applicable. Borrower shall promptly confirm any telephonic notice of continuation or conversion in writing.

         SECTION 204.      Termination.  The unpaid principal balance and all accrued and unpaid interest on the Notes will be due and payable upon the first of the following dates or events to occur: (i) acceleration of the maturity of the Note in accordance with the remedies contained in Section 801 of this Agreement; (ii) with respect to the Line of Credit Commitment Expiration Date, the Line of Credit Commitment Expiration Date, or (iii) with respect to the Term Loan, the Term Loan Maturity Date.

         SECTION 205.      Special Provisions Regarding LIBOR Rate.

         (a)     If, as a result of any Regulatory Change (i) the basis of taxation of payments to Lender of any interest accruing during any LIBOR Interest Period or any other amounts payable hereunder in respect thereof (other than taxes imposed on the overall net income of Lender by the United States of America, any State of the United States or any subdivision thereof); is changed, (ii) any reserve, special deposit or similar requirements (including but not limited to, state law requirements and Regulations D and K) relating to any extensions of credit or other assets of, or any deposits with or other liabilities of Lender is imposed, modified or deemed applicable; or (iii) any other condition affecting the application of LIBOR, the Loans evidenced hereby or the interest payable hereunder is imposed on Lender, or on the London Interbank Market, and Lender reasonably determines that, by reason thereof, Lender will incur increased costs, or if, as a result of any Regulatory Change, Lender incurs increased costs measured by the excess above a base level of (1) a category of liabilities which includes deposits by reference to which LIBOR is determined or (2) a category of assets which includes loans which bear interest at a rate determined in part by reference to the LIBOR Rate (each such category herein a “Defined Category”), then Borrower shall pay to Lender upon demand (which demand shall be accompanied by a statement setting forth the basis for the calculation) such additional amount as will compensate Lender for such increased costs (herein “Increased Costs”) with respect to Loans outstanding during Interest Periods commencing after the date on which Borrower receive demand for such payment from Lender.

         (b)     Lender shall promptly notify Borrower of any Regulatory Change which effects Increased Costs whereupon Borrower shall have the option of converting the rate of interest being paid during the LIBOR Interest Period from the LIBOR Plus Rate to the Base Rate by notifying Lender of its election to do so in writing which notice shall be effective three (3) Business Days following receipt of such notification from Borrower. This option to convert to the Base Rate shall be subject to Borrower’s obligation to compensate Lender in accordance with the provisions of Section 202(e) of this Agreement for losses sustained and costs and expenses incurred as a result of such conversion. Borrower shall have the right to convert the rate of interest payable during a LIBOR Interest Period from the Base Rate back to a LIBOR Plus Rate at any time (provided such rate is otherwise available pursuant to the terms and conditions hereof) by giving Lender reasonable advanced written notice of such election, as well as the date such conversion is to become effective.

         (c)     If by reason of any Regulatory Change (i) Lender becomes restricted in the amount of a Defined Category which it may hold or (ii) it shall be unlawful or impossible for Lender to maintain the Loans bearing interest at the LIBOR Plus Rate, Lender shall give notice thereof to Borrower stating the reasons therefor, and upon the giving of such notice, interest at the LIBOR Plus Rate shall be payable at the Base Rate unless Lender may lawfully continue to maintain the Loan to the end of the current Interest Period, at which time the LIBOR Plus Rate shall convert to the Base Rate. If at any time subsequent to the giving of such notice by Lender, Lender determines that because of a change in circumstances the LIBOR Plus Rate is again available to Borrower, Lender will so advise Borrower and Borrower may convert the rate of interest payable from the Base Rate to the LIBOR Plus Rate by giving Lender reasonable advance written notice of its election to do so, as well as the date such conversion is to become effective. Determinations by Lender under the Note as to the effect of any Regulatory Change shall be conclusive provided such determinations are made in good faith.

         (d)     If Lender shall have determined in good faith (which determination shall be conclusive and binding on Borrower) that by reason of circumstances affecting the London Interbank Market, adequate and reasonable means do not exist for (i) ascertaining the LIBOR Plus Rate applicable to any Interest Period or (ii) obtaining U.S. Dollars in an amount equal to the principal balances hereof of the Notes for the applicable Interest Period (if Lender in its sole discretion determines that the obtaining of such funds is necessary and then only after Lender has used its best efforts to obtain such funds), Lender shall notify Borrower of such determination. If such notice is given by Lender, Lender shall have no obligation to apply the LIBOR Plus Rate until such notice is withdrawn and the Base Rate shall be the Applicable Rate.

         (e)     If in the exclusive good faith judgment of Lender (i) the relevant office of Lender is not for any reason whatsoever quoting rates for the offering of dollars for deposit in immediately available funds for a period and in an amount comparable to the computation of the rate of interest for such LIBOR Interest Period or (ii) the LIBOR Plus Rate will not adequately and fairly reflect the cost to the Lender of maintaining the Loans (or any portion thereof) for any Interest Period, then Lender shall give Borrower prompt notice thereof stating the reasons therefor and, following the then current Interest Period, the Loans shall bear interest at the Base Rate. Lender shall advise Borrower of a change in circumstances resulting in the LIBOR Plus Rate again being available to Borrower and Borrower may convert the rate of interest payable on the Loan from the Base Rate to the LIBOR Plus Rate by giving Lender reasonable advance written notice of its election to do so, as well as the date such conversion is to become effective, and the LIBOR Plus Rate shall apply thereafter until the termination of the Interest Period.

         (f)     Should the rate of interest under the Loan be converted from the LIBOR Plus Rate to the Base Rate prior to the end of any relevant Interest Period (which request shall be accompanied by a statement setting forth the basis for calculation) in accordance with this Section, Borrower shall pay to Lender, immediately upon request by Lender, such amounts as shall compensate Lender for any losses sustained or costs or expenses incurred by Lender as a result of such conversion, as determined by Lender in its sole discretion, which determination shall be conclusive provided such determination is made in good faith, absent manifest error.

         SECTION 206.      Collateral.  The Liabilities are secured pursuant to the Security Deeds relating to the Collateral Pool and the other Financing Documents and which have been or shall be duly executed and delivered by Borrower in favor of Lender (as applicable), and Borrower also shall execute or deliver any and all financing statements, fixture filings, assignments of room rents and room deposits, and other such documents as Lender may from time to time reasonably request in order to perfect or maintain the perfection of Lender’s first priority lien rights thereunder. With respect to the room rents and room deposits of the Hotel Properties in the Collateral Pool, Borrower hereby grants, gives and assigns to Lender a security interest in, and the rights to, said room rents and room deposits. With regard to all Hotel Properties, Borrower also shall deliver or cause to be delivered to the Lender, at Borrower’s expense, lender title insurance policies issued by a title insurance company satisfactory to the Lender and insuring the Lender’s Liens under the Security Deeds, which policies shall be in form, substance and amount reasonably satisfactory to the Lender and issued by an insurer reasonably satisfactory to Lender. Notwithstanding anything herein to the contrary, so long as Borrower is in full compliance with the Financial Covenants more specifically set forth in Section 507 of this Agreement, Borrower, upon obtaining Lender’s prior written consent (which consent shall not be unreasonably withheld), and upon Borrower’s completion of the Hotel Property Pledge Requirements, Borrower shall be permitted to (i) add new Suburban Lodge extended stay hotel properties to the Hotel Properties in the Collateral Pool (an “Additional Property”), and (ii) substitute new Suburban Lodge extended stay hotel properties for the existing Hotel Properties in the Collateral Pool (a “Substituted Property”). Lender shall not require an appraisal on a Substituted Property so long as the following conditions are met to Lender’s reasonable satisfaction:

         (a)     the aggregate appraised value of the remaining Hotel Properties in the Collateral Pool provide no less than a sixty-five percent (65%) loan-to-value; and

         (b)     the aggregate Net Operating Income is sufficient to maintain (i) until the Term Loan Amortization Date, an aggregate Initial Collateral Pool Debt Service Coverage Ratio of 1.65 : 1.00 on the Collateral Pool, inclusive of the Substituted Property, and (ii) subsequent to the Term Loan Amortization Date, an aggregate Permenant Collateral Pool Debt Service Coverage Ratio of 1.65 : 1.00 on the Collateral Pool, inclusive of the Substituted Property.

         Each proposed Substituted Property for which an appraisal is not required in accordance with this Section, shall be subject to an eleven percent (11%) capitalization rate for purposes of the Line of Credit Borrowing Base.

         Notwithstanding anything herein to the contrary, in the event that the aggregate Net Operating Income of the Hotel Properties in the Collateral Pool drops below the required margins set forth in Section 507, Borrower shall be required to substitute and/or pledge additional Suburban Lodge extended stay hotel properties to the Collateral Pool in order to comply with the Financial Covenants set forth in Section 507.

         Notwithstanding anything herein to the contrary, Lender acknowledges and agrees that it shall release, by quitclaim deed or other appropriate means, its interest in that particular outparcel located on the San Antonio, Texas Hotel Property, which outparcel is more particularly described in Schedule 207 attached hereto, upon Borrowers’ delivery to Lender of satisfactory written evidence that said outparcel has been sold to a third party.

         Notwithstanding anything herein to the contrary, Borrower, on or prior to the Chicago O’Hare Property Pledge Date, satisfy the Hotel Property Pledge Requirements with respect to the pledge of the Chicago O’Hare Property as collateral for the Loans and the inclusion of the Chicago O’Hare Property as a Hotel Property in the Collateral Pool.

         On the Line of Credit Commitment Expiration Date, and in the event that (a) Lender does not agree to extend or renew the Line of Credit Commitment Expiration Date, and (b) no Event of Default exists hereunder, Lender shall release from the Collateral Pool the number of Hotel Properties necessary to maintain, subsequent to said release of the Hotel Properties, an aggregate appraised value of the remaining Hotel Properties in the Collateral Pool of no less than a sixty-five percent (65%) loan-to-value, such measurement to be based upon the then outstanding principal balance of the Term Loans. Lender’s obligations to release Hotel Properties pursuant to this paragraph is expressly subject to Lender’s right to require Borrower, prior to the release of said Hotel Properties, to provide Lender (at Borrower’s sole cost and expense) then current appraisals of each of the Hotel Properties proposed by Borrower to remain in the Collateral Pool after the release of the other Hotel Properties.

         SECTION 207.     Loan Accounts and Other Loan Matters.     (a) All advances of Loans under this Agreement shall constitute part of a single loan transaction between Borrower and Lender.

         (b)     Whenever any payment to be made hereunder or under any of the Notes or other Financing Documents shall be stated to be due on a day which is not a Business Day of Lender, the due date thereof shall be extended to the next succeeding Business Day of Lender and interest thereon shall continue to accrue and shall be payable at the applicable rate during such extension.

         (c)     Lender shall open and maintain on its books one or more separate loan accounts in the name of Borrower and such loan accounts shall show as debits thereto Lender’s Loans under this Agreement and as credits thereto all payments received by such Lender and applied thereto so that the balance of the loan accounts of Borrower with Lender at all times shall reflect the principal amount of the Loans. The entries made in such loan accounts shall be prima facie evidence, in the absence of manifest error, of the existence and amounts of the Liabilities of Borrower there recorded and any payments thereon.

         (d)     Lender also will account to Borrower monthly with a written statement of borrowings, drawings, charges and payments made pursuant to this Agreement and the other Financing Documents, and each such account rendered by such Lender shall be deemed final, binding and conclusive unless Lender is notified by Borrower in writing within forty-five (45) days after the date the account is so rendered that Borrower disputes any item thereof (but any such notice by Borrower shall be deemed an objection only to those items specifically set forth in such notice). Failure by Lender to render any such account shall in no way affect its rights hereunder or under any of the other Financing Documents.

         (e)     The Line of Credit Borrowing Base and any other asset values and loan margins incorporated or referred to herein shall be used solely for the purpose of this Agreement and the credit facilities provided by Lender to Borrower hereunder and shall not prejudice Lender’s right to allege and prove in any bankruptcy, insolvency or other similar proceeding involving any Obligor a different value for the assets of any Obligor nor shall they be construed to be an admission by Lender as to what collateral levels would adequately protect its interests in any such bankruptcy, insolvency or other similar proceeding involving any Obligor.

         SECTION 208.      Agreements Regarding Interest and Other Charges.  Pursuant to the Official Code of Georgia Annotated (“O.C.G.A.”) § 7-4-2(a)(1), Lender and Borrower hereby agree that the only charge imposed or to be imposed by Lender upon Borrower or any other Obligor for the use of money in connection with any of the Loans is and will be the interest required under any Note evidencing such Loan, which interest will be at the rates which are or will be expressed in simple interest terms in such Note or this Agreement as of the date of such Note. In no event shall the amount of interest due and payable under this Agreement, the Notes or any of the other Financing Documents exceed the maximum rate of interest allowed by applicable law (including, without limitation, O.C.G.A. §  7-4-18) and, in the event any such payment is made by Borrower or any other Obligor or is charged or received by Lender, such excess sum shall be returned to Borrower or obligor forthwith. It is the express intent hereof that the Obligors not pay and Lender not receive, directly or indirectly, interest in excess of that which may be lawfully paid or received under applicable law.

         SECTION 209.      Indemnity.  Borrower agrees to indemnify and hold harmless Lender from and against any and all claims, liabilities, losses, damages, actions and demands by any party against Lender arising out of the making, holding or administration of the Loans or the Collateral, allegations of any participation by Lender in the affairs of Borrower or allegations that Lender has any joint liability with Borrower for any reason, or any claims against Lender by any Obligor; unless, with respect to the above, Lender is determined to have acted or failed to act with (out) gross negligence or to have engaged in willful misconduct. Notwithstanding anything herein to the contrary, Borrower shall not indemnify and hold harmless Lender if (a) Borrower brings a successful action against Lender involving the Loans or (b) Lender unsuccessfully attempts to assert a claim against Borrower concerning the Loans.

         SECTION 210.      Making of Payments.  The Commitment Fee, the Unused Line of Credit Fee and all payments of principal of, and interest on, the Notes shall be made in immediately available funds to the Lender at its office in Birmingham, Alabama or at such other address as Lender may instruct from time to time. All such payments shall be made not later than 2:00 p.m. (Eastern Time) and funds received after that hour shall be deemed to have been received by the Lender on the next following Business Day.

         SECTION 211.      Capital Adequacy.  If, after the date of this Agreement, Lender shall have determined that the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central lenders or comparable agency charged with the interpretation or administration thereof, or compliance by Lender with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central lenders or comparable agency, has or would have the effect of reducing the rate of return on the Lender’s capital as a consequence of its obligations hereunder to a level below that which Lender could have achieved but for such adoption, change or compliance (taking into consideration the Lender’s policies with respect to capital adequacy) by an amount deemed by the Lender to be material, then from time to time, promptly upon demand by the Lender, the Borrower shall pay Lender such additional amount or amounts as will compensate the Lender for such reduction. A written certification from the Lender claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive absent manifest error. In determining any such amount, Lender may use any reasonable averaging and attribution methods. The Lender will promptly notify the Borrower of any event of which they have knowledge which will entitle the Lender to compensation under this Section.

         SECTION 212.      Survival.  The obligations of the Borrower under Section 211 shall survive termination of this Agreement and payment of the Notes.

ARTICLE III - REPRESENTATIONS AND WARRANTIES

        Borrower represents and warrants to Lender that each of the following is true, correct, complete and accurate in all respects:

         SECTION 301.      Organization and Existence.     (a)  Suburban is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its organization as disclosed to Lender, and is qualified to do business in all jurisdictions where such qualification is necessary.

         (b)     Suburban Construction is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its organization as disclosed to Lender, and is qualified to do business in all jurisdictions where such qualification is necessary, including, but not limited to, those jurisdictions in which it owns any Hotel Properties.

         (c)     Suburban Holdings is a limited partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization as disclosed to Lender, and is qualified to do business in all jurisdictions where such qualification is necessary, including, but not limited to, those jurisdictions in which it owns any Hotel Properties.

         SECTION 302.   Financial Statements.   Each financial statement of Suburban which has been delivered to Lender has been prepared in conformity with GAAP and presents fairly the financial condition of Suburban as of the date indicated therein and the results of its operations for the period shown therein. Without limiting the generality of the preceding sentence, neither Borrower nor any Obligor has any material contingent liability which is not shown in the most recent financial statements heretofore delivered to Lender by Borrower. There has been no material adverse change, either existing or threatened, in the financial condition or operations of Borrower or any other Obligor since June 30, 2000.

         SECTION 303.     Authority and Power.  Borrower has full power and authority to make, execute and perform in accordance with the respective terms thereof each of the Financing Documents executed by Borrower. The execution and performance by Borrower of each and every of the Financing Documents executed by such Borrower has been duly authorized by all requisite action, and each and every one of them constitutes the legal, valid and binding obligation of Borrower enforceable in accordance with its respective terms.

         SECTION 304.     No Defaults.  Borrower is not in default in any material respect under any contracts, agreements, licenses, franchises, leases, security agreements, deeds, mortgages, notes, documents, instruments or chattel paper to which it is a party or by which it or any of its properties or assets is bound or affected. Execution, delivery and performance by Borrower of each and every of the Financing Documents executed by Borrower do not violate any provision of law or regulations and will not result in a breach of or constitute a default under any agreement, indenture or other instrument to which Borrower is a party or by which Borrower is bound.

         SECTION 305.      No Pending Claims.  Except as set forth on Schedule 305 attached hereto, there is no claim, action, suit, arbitration, investigation, condemnation or other proceeding at law or in equity, or by or before any federal, state, local or other governmental agency, or by or before any other agency or arbitrator, nor is there any judgment, order, writ, injunction or decree of any court pending, anticipated or threatened against Borrower or against any properties or assets which might have a material adverse effect on Borrower or its properties or assets, or which might call into question the validity or enforceability of any of the Financing Documents, or which might involve the alleged violation by Borrower of any federal, state, local or other law, rule or regulation.

         SECTION 306.      Tax Returns.  Except as set forth on Schedule 306 attached hereto, Borrower has filed or caused to be filed all required federal, state, local, or other tax returns and has paid all governmental taxes and other charges imposed upon it or on any of its properties or assets. Except as set forth on Schedule 306 attached hereto, Borrower knows of no proposed additional tax assessment against it.

         SECTION 307.      Franchises, Licenses, Permits, Etc.  Borrower has all franchises, licenses, permits, patents, copyrights, trademarks, trade names, and other authority necessary to enable it to conduct its business.

         SECTION 308.      No Governmental Consents Required.  No consent, approval, order, authorization, designation, registration, declaration, or filing (except the filing of financing statements or notations of liens on certificates of title) with or of any federal, state, local, or other governmental authority or public body on the part of Borrower is required in connection with Borrower’s execution, delivery or performance of any of the Financing Documents; or if required, all such prerequisites have been fully satisfied.

         SECTION 309.      ERISA Matters.  Borrower has not incurred any material accumulated funding deficiency within the meaning of the Employee Retirement Income Security Act of 1974, P.L. No. 93-406, as amended (“ERISA”), or has incurred any material liability to the Pension Benefit Guaranty Corporation (“PBGC”) established under ERISA (or any successor thereto under such Act) in connection with any employee benefit plan established or maintained by Borrower.

         SECTION 310.      Regulation U and Other Securities Law Matters.  None of the transactions contemplated in this Agreement (including, without limitation, the use of the proceeds from any Loan or Letter of Credit) will violate or result in a violation of Section 7 of the Securities Exchange Act of 1934, as amended, or any regulations issued pursuant thereto, including, without limitation, Regulations T, U or X of the Board of Governors of the Federal Reserve System.

         SECTION 311.      Environmental Representations.  With respect to the Hotel Properties in the Collateral Pool:

         (a)       Borrower has, to the best of its knowledge, obtained all permits, licenses and other authorizations which are required under Environmental Laws, and Borrower is in compliance in all materials respects with all terms and conditions of the required permits, licenses and authorizations and are also in compliance in all material respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any applicable Environmental Laws;

         (b)     Borrower is not aware of, or has not received notice of, any past, present or future events, conditions, circumstances, activities, practices, incidents, actions or plans which, with respect to Borrower, may interfere with or prevent compliance or continued compliance in any material respect with Environmental laws, or may give rise to any material common law or legal liability, or otherwise form the basis of any material claim, action, demand, suit, proceeding, hearing, study or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, releases or threatened release into the environment, of any pollutant, contaminant, chemical, or industrial, toxic or hazardous substance or waste; and

         (c)     There is no civil, criminal or administrative action, suit, demand, claim, hearing, notice or demand letter, notice of violation, investigation or proceeding pending or threatened against Borrower relating in any way to Environmental Laws.

         SECTION 312.      Investment Company Act, Etc.  Borrower is not an “investment company” or a company “controlled” by an “investment company,” with the meaning of the Investment Company Act of 1940, as amended. Borrower is not a “holding company” or a “subsidiary company” of a “holding company” within the meaning of the Public Utility Holding Company Act of 1935, as amended.

         SECTION 313.      Solvency.  After giving effect to each Borrowing, (i) the property of Borrower, at fair valuation, will exceed its debts, (ii) Borrower’s capital will not be unreasonably small to conduct its business, (iii) Borrower will not have incurred debts or have intended to incur debts beyond its ability to pay such debts as they mature, and (iv) the then-current fair salable value of Borrower’s assets will be materially greater than the amount that will be required to pay its probable liabilities (including debts) as they become absolute and matured. For purposes of this Section, the term “debt” means any liability on a claim and the term “claim” means (x) the right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, or (y) the right to an equitable remedy for breach of performance if such breach gives rise to a right of payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

         SECTION 314.      Reaffirmation.  Each request for a Loan (or the refinancing, conversion or reborrowing of a Loan) made by Borrower to Lender pursuant to this Agreement shall constitute an automatic representation and warranty by Borrower to Lender that there does not then exist any Default or Event of Default as well as a reaffirmation as of the date of said request of all of the representations and warranties of Borrower contained in this Agreement or the other Financing Documents (other than those representations and warranties which are, by their terms, expressly limited to the date made or given).

         SECTION 315.     Revisions or Updates of Schedules.  Should any of the information or disclosures provided on any of the Schedules attached hereto become incorrect or incomplete hereafter in any material respect, Borrower shall provide (or cause to be provided) promptly to the Lender in writing such revisions or updates to such Schedule as may be reasonably necessary to correct same; provided, however, that no Schedule shall be deemed to have been amended, modified, or superseded by any such revision or update, nor shall any breach of warranty or representation resulting from the inaccuracy or incompleteness of any such Schedule be deemed to have been cured thereby, unless and until Lender in its reasonable discretion shall have accepted in writing such revisions or updates to such Schedule.

ARTICLE IV - AFFIRMATIVE COVENANTS

         For so long as this Agreement is in effect, and unless Lender expressly consent in writing otherwise or to the contrary, Borrower hereby expressly covenants and agrees as follows:

         SECTION 401.      Inspection and Examination.  Upon reasonable request of Lender, Borrower shall permit during regular business hours any person designated by Lender to inspect and examine Borrower’s financial books and records, its minute books and other business memoranda and writings. Borrower shall make available its officers and employees to Lender to discuss the financial affairs of Borrower at such reasonable times and intervals as Lender may request, and Borrower shall promptly confirm or furnish in reasonable detail whatever information relative to Borrower as Lender’s authorized representative, auditor or counsel may reasonably request.

         SECTION 402.      Books and Records.   Borrower shall keep its books, records and accounts in accordance with generally accepted accounting principles and practices applied on a basis consistent with preceding years.

         SECTION 403.     Financial Statements and Other Information.  Suburban shall promptly deliver to Lender:
(i)

Within ninety (90) days after the end of each fiscal year of Suburban, consolidated financial statements including a balance sheet reflecting income and cash flow of Suburban and its subsidiaries for such period, and consolidated balance sheets of Suburban and its subsidiaries as of the end of such period, setting forth in each case in comparative form corresponding figures for the preceding fiscal year, all in reasonable detail, prepared in accordance with GAAP and audited in accordance with generally accepted auditing standards and certified to Suburban by independent public accountants of recognized standing selected by Suburban and reasonably acceptable to Lender whose certificate shall be unqualified, which financial statements shall be accompanied by a duly completed and executed Compliance Certificate dated as of the date of the delivery of such financial statements;

(ii)

Within forty-five (45) days after the end of each fiscal quarter of Suburban, excluding the fourth quarter of each fiscal year, a copy of Suburban’s 10-Q Report for the preceding fiscal quarter, which 10-Q Report shall be accompanied by a duly completed and executed Compliance Certificate dated as of the date of the delivery of such report. In addition, within forty-five (45) days after the end of each fiscal year of Suburban, a duly completed and executed pro forma of Suburban’s Compliance Certificate with respect to the preceding fiscal quarter.

(iii)

Promptly upon receipt thereof, a copy of each other report submitted to Borrower or any Subsidiary by its independent public accountants in connection with any annual, interim or special audit made by them on the books of Borrower or any such Subsidiary (including, without limitation, any management report prepared in connection with such accountants’ annual audit of Borrower and its Subsidiaries);

(iv)

Not less than forty-five (45) days after to the end of each fiscal quarter of Borrower, Borrower also shall deliver to Lender schedules reflecting occupied hotel room space and an operating financial statement regarding each Hotel Property in the Collateral Pool;

(v)

Not less than thirty (30) days after the end of each fiscal quarter, Borrower shall deliver to Lender a Borrowing Base Certificate which reports shall be duly completed and shall be certified by the chief executive officer, treasurer or chief financial officer of Borrower and shall be used by Lender to determine the Line of Credit Borrowing Base then in effect;

(vi)

Promptly upon transmission thereof, copies of all registration statements and other reports which Borrower may file with the Securities and Exchange Commission (or any other governmental body or agency succeeding to its functions);

(vii)

Promptly upon obtaining knowledge of any Default or Event of Default, a certificate of its president or chief financial officer specifying the nature and period of existence thereof and what action Borrower is taking or proposes to take with respect thereto;

(viii)

Upon becoming aware that the holder of any evidence of any indebtedness or any security of Borrower or any of its Subsidiaries has given notice or taken any other action with respect to a claimed default with respect to such indebtedness or security or other event which, with the giving of notice or passage of time, or both, would constitute a default with respect to such indebtedness or security, a certificate of Borrower’s president or chief financial officer specifying the notice given or action taken by such holder and the nature of the claimed default or other event and what action Borrower or the Subsidiary is taking or proposes to take with respect thereto;

(ix)

Promptly after (a) the occurrence thereof, notice of the institution by any Person of any action, suit or proceeding or any governmental investigation or any arbitration, before any court or arbitrator or any governmental or administrative body agency, or official, against Borrower, any Subsidiary, or any material property of any of them, in which the amount in controversy is stated to be more than $100,000.00 individually or in the aggregate or, where no amount in controversy is stated, which might, if adversely determined, have a material and adverse effect on the business, property or assets or financial condition of Borrower and its Subsidiaries taken as a whole, or (b) the receipt of actual knowledge thereof, notice of the threat of any such action, suit, proceeding, investigation or arbitration, each such notice under this subsection to specify, if known, the amount of damages being claimed or other relief being sought, the nature of the claim, the Person instituting the action, suit, proceeding, investigation or arbitration, and any other significant features of the claim;

(x)

Promptly after the filing thereof, copies of any annual report required to be filed by Borrower or any of its Subsidiaries pursuant to ERISA in connection with any employee benefit plan of Borrower or any of its Subsidiaries; and

(xi)

With reasonable promptness, such other information relating to the operations, management, business and financial condition of Borrower or its Subsidiaries or any of its employee benefit plans or its properties, as Lender may reasonably request from time to time.

         SECTION 404.      Maintenance of Assets, Business and Existence.   (a) Borrower shall maintain and keep all of its property and assets in good repair, working order and condition and shall from time to time make all needful and proper repairs, renewals and replacements thereto so that its business carried on in connection therewith may be properly and advantageously conducted at all times; and

         (b)     Borrower shall preserve and maintain its separate corporate existence in all rights, privileges, and franchises in connection therewith, and maintain its qualifications and good standing in all states in which such qualification is necessary and in which the failure to so qualify would materially adversely affect its business operations or financial condition.

         SECTION 405.      Maintenance of Insurance.  Borrower shall maintain with financially sound and reputable insurers which are selected by Borrower and are reasonably acceptable to Lender (i) with reference to its property other than the Hotel Properties in the Collateral Pool, insurance against such risks and in such amounts as is customary in the case of Persons of established reputations engaged in the same or similar business and similarly situated, and (ii) liability and worker’s compensation insurance in such amounts as is customary in the case of Persons of established reputations engaged in the same or similar business and similarly situated, and, upon request by Lender from time to time, shall furnish Lender copies of the policies under which such insurance is carried. Borrower’s obligations concerning insurance of the Hotel Properties in the Collateral Pool are governed by the applicable Security Deeds.

         SECTION 406.     Payment of Taxes.  Borrower shall punctually pay and discharge all taxes, assessments and governmental charges or levies imposed upon it or upon its income or upon any of its property, as well as all claims of any kind which, if unpaid, might by law become a lien or charge upon its property, except taxes, assessments, charges, levies or claims which are in good faith being timely litigated or otherwise properly contested by Borrower and as to which Borrower has established adequate reserves under GAAP. Upon Borrower’s failure to make prompt payment of any such obligation of Borrower not excepted above, Lender may, but is under no obligation to, pay all or any part of the same or effect a settlement or compromise thereof in the name of Borrower; and all amounts so paid by Lender as well as the expenses incurred in negotiating or attempting to negotiate a compromise or settlement will automatically become a part of the Liabilities under this Agreement and will bear interest from the date of such payment at the lower of (i) the highest rate of interest which Borrower has contracted to pay on any of the Liabilities or (ii) the highest rate permissible under applicable law.

         SECTION 407.     Environmental Matters.   (a)    Notice Requirements.  With respect to the Hotel Properties in the Collateral Pool, Suburban shall notify each Lender in writing, promptly upon learning thereof, of:

(i)

any notice that any Borrower is not in compliance in any material respect with all terms and conditions of all permits, licenses and authorizations which are required under Environmental Laws, or that any Borrower is not in compliance in any material respect with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any applicable Environmental Laws;

(ii)

any notice of any past, present or future events, conditions, circumstances, activities, practices, incidents, actions or plans which, with respect to any Borrower, may interfere with or prevent compliance or continued compliance in any material respect with Environmental Laws, or may give rise to any material common law or legal liability, or otherwise form the basis of any material claim, action, demand, suit, proceeding, hearing, study or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant, chemical, or industrial, toxic or hazardous substance or waste; and

(iii)

any notice or claim of any civil, criminal or administrative action, suit, demand, claim, hearing, notice or demand letter, notice of violation, investigation, or proceeding pending or threatened against Borrower relating in any way to Environmental Laws.

         (b)     Environmental Indemnity.   Suburban hereby agrees to indemnify and hold harmless Lender and its affiliates, successors and assigns, and its stockholders, officers, directors, employees, agents and attorneys from and against any and all claims, demands, liabilities, losses, costs, expenses, damages, suits and judgments (including, without limitation, liability under any Environmental Laws and regulations, and costs of defense and attorneys’ fees) resulting from any representation or warranty made by Borrower or on Borrower’s behalf pursuant to Section 311 of this Agreement having been false when made. This agreement of indemnity shall be a continuing agreement and shall survive payment of the Liabilities and termination of the other provisions of this Agreement.

         Nothing contained in this Section 407 is intended or shall be construed to be a waiver by Lender of any Event of Default which may be revealed by the various tests, environmental audits and environmental reviews described herein.

         SECTION 408.      Compliance with Laws and Licenses.  Borrower shall comply in all material respects with all laws, ordinances, governmental rules and regulations to which it is subject, including without limitation, all Environmental Laws, and obtain and keep in full force any and all governmental licenses, consents, approvals, authorizations, permits, franchises, or other governmental authorizations necessary to the ownership of its Properties or to the conduct of its business, which violation or failure to obtain might materially and adversely affect the business, prospects, profits, Properties, or condition (financial or otherwise) of Borrower.

         SECTION 409.      Additional Obligors.  [Intentionally Omitted].

         SECTION 410.      Pledge of Chicago O’Hare Property, Additional Properties and Substituted Properties.  On or before (i) the Chicago O’Hare Property Pledge Date, or (ii) the inclusion of any Additional Property or any Substituted Property in the Collateral Pool, as applicable, Lender shall have received the following (all documents to be in form and substance satisfactory to Lender and to be provided at Borrower’s expense):

         (a)     This Agreement duly completed and executed;

        (b)     The duly completed and executed Term Note, Security Deed, together with duly completed and executed accompanying borrower’s affidavits and certificates and affidavits of non-foreign status, as well as the Assignments of Rents and Leases, Assignments of Contract Documents, Uniform Commercial Code financing statements and fixture filings, and such other Lien perfection or related closing documents for the Chicago O’Hare Property, any Additional Property and/or any Substituted Property, as the case may be, as Lender may request;

         (c)     Satisfactory evidence of the recording of such Uniform Commercial Code financing statements and fixture filings in such filing offices as the Lender may deem necessary or appropriate to perfect its Lien under the Security Deed, as well as written reports of examinations of the public records of any such filing offices as deemed appropriate by Lender indicating that there are no other Liens of record covering any of the Hotel Properties in the Collateral Pool covered by the Security Deeds (except Liens permitted under Section 504 hereof);

         (d)      Incumbency Certificate of Borrower duly completed and executed;

         (e)     A Compliance Certificate, duly executed and appropriately completed by Borrower;

         (f)     Copies of any and all consents, approvals, authorizations, resolutions, partner consents, registrations or filing required to be made or obtained by Borrower in connection with its execution, delivery and performance of this Agreement and the other Financing Documents;

         (g)     Appraisal of the Chicago O’Hare Property, any Additional Property and/or any Substituted Property, as the case may be, as may be required by Lender, which appraisal must be in form and substance reasonably satisfactory to Lender and shall conform to the Uniform Standards of Professional Appraisal Practice as promulgated by the Appraisal Standard Board of the Appraisal Foundation and the appraisal standards adopted by the bank supervision offices of the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System, and the offices of the Comptroller of the Currency, and receipt of (i) Lender’s title insurance policy or marked title insurance commitment on the Chicago O’Hare Property, any Additional Property and/or any Substituted Property, as applicable, and (ii) Lender’s date-down endorsements on each of the Hotel Properties in the Collateral Pool reasonably satisfactory in form, substance and amount to Lender and issued by an insurer reasonably satisfactory to Lender;

         (h)      Environmental report on the Chicago O’Hare Property, any Additional Property and/or any Substituted Property, as the case may be, reasonably satisfactory in form and substance to Lender;

         (i)     As-built survey, complying with Lender’s survey requirements, with respect to the Chicago O’Hare Property, any Additional Property and/or any Substituted Property, as the case may be;

         (j)     Certificate of Zoning reflecting compliance with local zoning ordinances or regulations with respect to the Chicago O’Hare Property, any Substituted Property and/or any Additional Property, as the case may be; and

         (k)     Such other documents, certificates and approvals or filings as Lender may reasonably request.

ARTICLE V - NEGATIVE COVENANTS

         For so long as this Agreement is in effect, and unless Lender expressly consents in writing otherwise or to the contrary, Borrower hereby expressly covenants and agrees to the following negative covenants:

         SECTION 501.      Transactions with Affiliates.   Borrower shall not engage in any transactions with an Affiliate except on terms no less favorable to Borrower than could be obtained in arms-length transactions with others. Notwithstanding the foregoing, Borrower shall be entitled to enter into the following transactions without Lender’s prior consent: (i) any and all franchise agreements with Suburban Franchise Systems, Inc., (ii) any and all management agreements with Suburban Management, Inc., (iii) non-interest bearing loans between Affiliates, (iv) expense cross-charges between Affiliates for services provided deemed reasonably necessary by Borrower in the ordinary course of business; and (v) the Subordinated Note (as such term is defined in Section 919, hereof).

         SECTION 502.      Merger, Consolidation, Etc.  Borrower shall not transfer all or substantially all of its assets to, consolidate with, or be acquired by any other Person.

         SECTION 503.     ERISA Matters.  Borrower shall not incur or suffer to exist any material accumulated funding deficiency within the meaning of ERISA or incur any material liability to the PBGC established under ERISA (or any successor thereto under ERISA).

         SECTION 504.      Sales and Other Dispositions of Assets. [Intentionally Omitted].

         SECTION 505.      Guaranties.  None of the Obligors shall, in any manner, directly or indirectly, become a guarantor of any obligation of, or an endorser of, or otherwise assume or become liable upon any notes, obligations, or other indebtedness of any other Affiliate. Notwithstanding anything herein to the contrary, the Obligors shall be permitted to enter into the following guaranties: (i) guaranties of leases where Affiliates are the tenants thereunder, (ii) guaranties of loans made by third-party lenders to Affiliates for the construction of hotel properties, and (iii) guaranties of loans made by third parties to Affiliates in the aggregate maximum amount of $4,000,000.00, which loans may be made for any purpose.

         SECTION 506.      Loans and Advances to Others.  Borrower shall not make loans or advances to any Person, or purchase or acquire any promissory note, of any Person except: (1) Borrower may acquire and own promissory notes, stock or securities received in settlement of debts owing to it incurred in the normal and ordinary course of business, (2) Borrower may own, purchase, or acquire direct obligations of the United States, obligations guaranteed by the United States, and obligations of banks having capital surplus of at least $25,000,000.00; and (3) Borrower may make loans or advances to (i) its stockholders not to exceed $500,000.00 in aggregate outstanding principal amount at any particular time, or (ii) to other Persons, so long as such loans or advances to not exceed $10,000,000.00 in aggregate outstanding principal amount at any particular time. Notwithstanding anything herein to the contrary, Borrower shall be permitted to make loans and advances to HotelTools, Inc. in the aggregate amount of up to $15,000,000.00.

         SECTION 507.      Financial Covenants.  Borrower shall not violate (or permit the violation of) any of the following financial covenants:

         (a)      Suburban Debt Service Coverage Ratio:  For each fiscal quarter, Suburban shall maintain a Suburban Debt Service Coverage Ratio of no less than 2.00 : 1.00, measured and reviewed quarterly, on a rolling twelve (12) month basis.

         (b)      Collateral Pool Debt Service Coverage Ratio:

                   (i)   Initial Collateral Pool Debt Service Coverage Ratio.  For each fiscal quarter, the Hotel Properties in the Collateral Pool shall maintain an Initial Collateral Pool Debt Service Coverage Ratio of no less than 1.65 : 1.00 measured and reviewed quarterly, on a rolling twelve (12) month basis.

                   (ii)   Permanent Collateral Pool Debt Service Coverage Ratio.   For each fiscal quarter, the Hotel Properties in the Collateral Pool shall maintain a Permenant Collateral Pool Debt Service Coverage Ratio of no less than 1.75 1.65 : 1.00 measured and reviewed quarterly, on a rolling twelve (12) month basis.

         (c)      Minimum Tangible Net Worth:  Suburban shall maintain a Tangible Net Worth of no less than $190,000,000.00 until December 31, 2000, at which time Suburban’s minimum Tangible Net Worth shall increase, each calendar quarter, by an amount equal to fifty percent (50%) of after tax net profits for the prior calendar quarter, commencing with the March 31, 2000 quarter-end.

         (d)      Debt-to-Tangible Net Worth Ratio: For each fiscal quarter that the Loans are outstanding, Suburban shall maintain a Debt-to-Tangible Net Worth of not greater than 1.00 : 1:00.

         SECTION 508.  Other Indebtedness. [Intentionally Omitted].

         SECTION 509.  Dividends. [Intentionally Omitted].

         SECTION 510.  Owners and Officers. [Intentionally Omitted].

         SECTION 511.  Nature of Business. [Intentionally Omitted].

ARTICLE VI - CONDITIONS PRECEDENT TO BORROWINGS

         The obligations of Lender to make any Loan to Borrower hereunder (or to permit Borrower to refinance or reborrow any Loan hereunder) are subject to the satisfaction of the following conditions precedent:

         SECTION 601.   Conditions Precedent to Initial Advance.  [Intentionally Omitted].

         SECTION 602.      Conditions Precedent to All Borrowings.  At the time of (and after giving effect to) the making of any Loan hereunder (or the refinancing thereof or the reborrowing thereof in accordance with the terms and conditions of this Agreement), the following conditions shall have been satisfied or shall exist:

         (a)     There shall then exist no Default or Event of Default;

         (b)     All representations and warranties of Borrower contained herein or in the other Financing Documents (other than those representations and warranties which are, by their terms, expressly limited to the date made or given) shall be true and correct in all material respects with the same effect as those such representations and warranties had been made on and as of the date of such Borrowing;

         (c)     Since the date of the most recent financial statements, there shall have been no change which has had or could reasonably expect it to have a materially adverse effect on the business, property, assets or financial condition of Borrower taken as a whole;

         (d)     There shall be no action or proceeding instituted or pending before any court or other governmental authority or, to the knowledge of Borrower threatened, (i) which reasonably could be expected to have a materially adverse effect on the business, property, assets or financial condition of Borrower taken as a whole or (ii) seeking to prohibit or restrict Borrower’s ownership or operation of any material portion of its business or assets or to compel Borrower to dispose of or hold separate all or any material portion of its business or assets, which reasonably could be expected to have a material adverse effect on the business, properties, assets or financial condition of Borrower taken as a whole; and

         (e)     The Loans to be made (or to be refinanced or reborrowed), and in each such case the use of the proceeds thereof, shall not contravene, violate or conflict with, or involve Lender in any violation of, any applicable law, rule, junction or regulation, or determination of any court of law or other governmental authority.

         Each request for a Loan (or for a refinancing or reborrowing thereof) by Borrower shall constitute a representation and warranty by Borrower to Lender, as of the date of such request, that all of the conditions specified in Section 602 above have been and remain satisfied.

ARTICLE VII - EVENTS OF DEFAULT

         The occurrence of any one or more of the following events will constitute an event of default (herein called an “Event of Default”) under this Agreement:

         SECTION 701.      Failure to Pay Liabilities.  Failure of Borrower punctually to make payment of any amount payable, whether principal, interest, or fees, with respect to any of its Liabilities when and as the same becomes due and payable, whether at maturity, or at a date fixed for any prepayment or partial prepayment, or by acceleration or otherwise.

         SECTION 702.      Representations and Warranties.  If any statement, representation, or warranty of Borrower made in this Agreement or in any of the other Financing Documents at any time furnished by or on behalf of Borrower to Lender proves to have been untrue, incorrect, misleading, or incomplete in any material respect as of the date made.

         SECTION 703.      Affirmative Covenant Breach.  Failure of Borrower punctually and fully to perform, observe, discharge or comply with any of the covenants set forth in Article IV of this Agreement, or in any of the other Financing Documents.

         SECTION 704.      Other Covenant Breach.  Failure of Borrower punctually and fully to perform, observe, discharge or comply with any of the other covenants set forth in this Agreement, or in any of the other Financing Documents.

         SECTION 705.      Lender Cross-Defaults.  The occurrence of any event of default under or with respect to any indebtedness for borrowed money now or hereafter owed by Borrower to Lender.

         SECTION 706.      Other Cross-Defaults.  If Borrower is in default on indebtedness to any other Person, including without limitation any subordinated debt.

         SECTION 707.      Insolvency or Bankruptcy.  If Borrower becomes insolvent (as such term is defined in the Georgia Uniform Commercial Code) or makes an assignment for the benefit of creditors or becomes the subject of any voluntary or involuntary bankruptcy, insolvency, receivership or other similar proceeding, or any trustee, receiver, conservator or other custodian for Borrower or its assets is appointed in any voluntary or involuntary bankruptcy, insolvency, receivership or other similar proceeding under any applicable federal, state or other law (but, in the case of any involuntary proceeding described above, such proceeding must be consented to or acquiesced in by Borrower or not be dismissed within sixty (60) days after the date on which it is originally brought).

         SECTION 708.      Termination or Repudiation of Financing Documents.  If any Obligor shall terminate, repudiate or attempt to terminate or repudiate its or his liability for any or all of the Liabilities or any Liens granted by such Person on any of its or his assets to secure the same pursuant to any of the Financing Documents.

         SECTION 709.     Change in Control   [Intentionally Omitted].

         SECTION 710.     Notice and Right to Cure.   Notwithstanding anything herein to the contrary, the sections of this Article VII shall be subject to the notice and cure rights more specifically set forth in Section 918 of this Agreement, as applicable.

ARTICLE VIII - REMEDIES UPON DEFAULT

         SECTION 801.      Remedies.    Upon the occurrence of an Event of Default, Lender may exercise any one or more of the following remedies:

(i)

By written notice to Borrower, terminate Lender’s respective remaining obligations hereunder to make any further Loans, or refinance or allow a reborrowing of any Loans pursuant to this Agreement, whereupon all such obligations shall terminate immediately;

(ii)

By written notice to Borrower, declare the principal of and any accrued interest on the Notes, and all other Liabilities to be, and whereupon the same shall become, immediately due and payable, and the same shall thereupon become and payable without further demand, presentment, protest or notice of any kind, all of which are hereby waived by Borrower;

(iii)	Exercise all or any of its rights and remedies as it may otherwise have under any of the Financing Documents or any applicable law;

provided, however, that upon the occurrence of any Event of Default specified in Section 707 hereof, the result which would occur upon the giving of notice pursuant to Section 801(i), (ii) and (iii) above shall occur automatically without the giving of any such notice. No failure or delay on the part of Lender to exercise any right or remedy hereunder or under any of the other Financing Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy hereunder preclude any further exercise thereof or the exercise of any further right or remedy hereunder or under any of the other Financing Documents. No exercise by Lender of any remedy under the Financing Documents shall operate as a limitation on any rights or remedies of Lender under this Agreement, except to the extent moneys actually received by Lender under the other Financing Documents.

ARTICLE IX - MISCELLANEOUS

         SECTION 901.     Time of Essence.   Time is of the essence of this Agreement.

         SECTION 902.     Entire Agreement.   This Agreement, together with all of the other Financing Documents, replaces and supersedes any and all other prior discussions and agreements between or among Borrower, any other Obligor, and Lender with respect to the Loans, the Hotel Properties in the Collateral Pool, and together they constitute the sole and entire agreement between the parties with respect to such matters. No promises, covenants, representations, or agreements other than as expressly set forth in the Financing Documents have been made to or with any Obligor, and Borrower represents and warrants that it is not relying on any promises, covenants, representations or agreements, other than as expressly set forth in such documents in entering into this Agreement.

         SECTION 903.      Several Counterparts.  This Agreement may be executed in any number of counterparts each of which shall be deemed an original, and all of such counterparts together shall constitute one and the same instrument.

         SECTION 904.     Survival of Warranties.  All representations, covenants, and warranties made in this Agreement, or in any of the other Financing Documents are cumulative and in addition to those imposed by law or equity, and are to survive the execution hereof, the making of any Loan, and the delivery hereof and of all the other Financing Documents.

         SECTION 905.     Rights Cumulative.  All rights and remedies of the Lender and the Lenders, whether provided for herein or in any of the other Financing Documents or conferred by law or in equity or by statute or otherwise, are cumulative and not alternative, and may be enforced successively or concurrently. The collection, repossession, sale or retention of any of the Hotel Properties in the Collateral Pool by the Lender will not bar an action by the Lender or the Lenders for the recovery of any of the Liabilities of Borrower to Lender (Borrower having expressly agreed herein to remain fully liable for any deficiency), nor will Lender’s bringing of an action against Borrower to recover moneys owing under any of the Liabilities bar Lender’s right to collect or repossess any of the Hotel Properties in the Collateral Pool.

         SECTION 906.     No Release; Term of Agreement.  Except as otherwise provided herein, no sale, assignment, transfer, renewal, addition, extension, consolidation, subdivision, modification, or substitution of any of the Liabilities, or of any of the Financing Documents, or of any interest thereunder, nor any loss, damage, injury, theft, or destruction of any of the Hotel Properties in the Collateral Pool will release Borrower from its obligations hereunder. The Liabilities may from time to time be paid and Liabilities thereafter incurred, and neither this Agreement nor the security interests and security titles conveyed under the Financing Documents shall lapse or terminate because no Liabilities are outstanding. This Agreement and the Liens conveyed under the Financing Documents shall be irrevocable and shall remain in full force and effect until such time as (i) no Liabilities are outstanding, (ii) Lender is under no obligation to make Loans (or allow any refinancing or reborrowing thereof) or grant other financial accommodations to Borrower, and (iii) any party hereto in writing notifies the others that it is thereby terminating this Agreement.

         SECTION 907.     Waivers and Modifications.  Lender will not be deemed as a consequence of any act, delay, failure, omission, or forbearance (including without limitation failure to exercise its right of accelerating the maturity of any of the Liabilities or other indulgences granted from time to time by Lender) or for any other reason: (1) to have waived, or to be estopped from exercising, any of its rights or remedies under this Agreement or under any of the other Financing Documents, or (2) to have modified, changed, amended, terminated, rescinded, or superseded any of the terms of this Agreement or of any of the other Financing Documents, unless such waiver, modification, amendment, change, termination, rescission, or supersession is express, in writing and signed by a duly authorized officer of Lender. No single or partial exercise by Lender of any right or remedy will preclude other or further exercise thereof or preclude the exercise of any other right or remedy, and a waiver expressly made in writing on one occasion will be effective only in that specific instance and only for the precise purpose for which given, and will not be construed as a consent to or a waiver of any right or remedy on any future occasion. No notice to or demand on Borrower in any instance will entitle Borrower* to any other or future notice or demand in similar or other circumstances.

         SECTION 908.     Waiver of Presentment, Etc.   Borrower hereby expressly waives presentment, demand, dishonor, protest, notice for payment, notice of nonpayment, notice of dishonor, notice of default, notice of compromises or surrender and any other demand or notice whatsoever in connection with the Financing Documents, except for notices required to be given to Borrower by Lender as more expressly provided in this Agreement.

         SECTION 909.      Notices.   Except as provided otherwise in this Agreement, all notices and other communications under this Agreement are to be in writing and are to be deemed to have been duly given and to be effective upon delivery to the party to whom they are directed. If sent by a national overnight courier service or by U.S. mail, first class, certified, return receipt requested, postage prepaid, and in either case addressed to any party at its respective addresses set forth beneath its respective signature below, such notices, demands and other communications are to be deemed to have been delivered on the first business day after being entrusted to such courier or on the second business day after being so deposited in the U.S. mail. If transmitted by telecopy to any party at its respective telecopy number set forth beneath its respective signature below, such notices, demands and other communications are to be deemed to have been delivered when so transmitted. Any party hereto may by written notice to the other designate a different address or telecopy number for receiving notices under this Agreement; provided, however, that no such change of address or telecopy number will be effective until written notice thereof is actually received by the party to whom such change of address or telecopy number is sent.

         SECTION 910.      No Assignment by Borrower.   Borrower may not, without the consent of Lender, assign any of its rights or duties hereunder or under any of the other Financing Documents.

         SECTION 911.     Lender’s Expenses.   All statements, reports, certificates, opinions, appraisals, surveys, environmental audits, title or record examination reports, title insurance policies or commitments, and all other documents or information furnished to Lender under the Financing Documents shall be supplied by Borrower without cost to Lender. Further, Borrower shall reimburse Lender on demand for all out-of-pocket costs and expenses (including without limitation reasonable attorneys’ fees) reasonably incurred by Lender or its participants in connection with the preparation, establishment, operation, modification, waiver, restructuring, work-out or enforcement of this Agreement or any of the other Financing Documents or the protection or preservation of any right or claim of Lender with respect to this Agreement or any of the other Financing Documents or the collection of any of the Liabilities.

         SECTION 912.     Payment of Taxes.   Borrower will pay all taxes or governmental fees, (if any) in connection with this Agreement, any of the other Financing Documents, any Borrowings which occur under this Agreement, or the issuance or ownership of any of the Financing Documents and in connection with any modification of this Agreement, or any of the other Financing Documents (excluding, however, any taxes imposed upon or measured by the net income of Lender), and will save the Lenders harmless without limitation as to time against any and all liabilities with respect to all such taxes. The obligations of Borrower under this section shall survive the payment of the Liabilities and the termination of this Agreement.

         SECTION 913.     Setoffs Against Deposits.   Upon the occurrence of an Event of Default hereunder, Lender, without notice or demand of any kind, may hold and set off against such of the Liabilities (whether matured or unmatured) as Lender may elect, any balance or amount to the credit of Borrower in any deposit, agency, reserve, holdback or other account of any nature whatsoever maintained by or on behalf of Borrower with Lender at any of its offices, regardless of whether such accounts are general or special and regardless of whether such accounts are individual or joint.

         SECTION 914.      Participant Setoff.   Any Person purchasing an interest in debt obligations under this Agreement held by Lender may exercise all rights of offset with respect to such interest as fully as if such Person were a holder of debt obligations hereunder in the amount of such interest.

         SECTION 915.     Governing Law; Severability.   This Agreement and all of the other Financing Documents have been made and delivered in the State of Georgia, and the terms, provisions and performance thereof are in all respects, including without limitation all matters of construction, interpretation, validity, enforcement, and performance, to be construed in accordance with and governed by the laws of that State, including without limitation the Uniform Commercial Code of Georgia, as amended and in effect on the date of this Agreement unless otherwise specifically provided in any of the Financing Documents. Wherever possible, each provision of this Agreement and of each and every of the other Financing Documents is to be interpreted in such manner as to be effective and valid under applicable law, but if any provision thereof is prohibited or invalid under such law, such provision is to be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement or of any of the other Financing Documents.

         SECTION 916.     Year 2000 Compatibility.    [Intentionally Omitted].

         SECTION 917.      Successors and Assigns.   All rights of Lender under the Financing Documents shall inure to the benefit of its successors and assigns. Lender shall be permitted to freely assign all or any portion of Lender’s rights, title and interest in the Loans and the Financing Documents, including without limitation, the right to sell, transfer and assign participation interests in any of the Loans. All obligations of Borrower under the Financing Documents shall bind its successors and permitted assigns.

         SECTION 918.     Notice and Right to Cure.   Notwithstanding anything stated to the contrary in this Agreement or in any other instrument, agreement or contract evidencing, securing, or otherwise relating to the indebtedness evidenced by the Note and secured by the Security Deeds, prior to the occurrence of any NONMONETARY “Event of Default” and the exercise of any remedy granted in this Agreement or in any other instrument evidencing, securing, or otherwise relating to the indebtedness evidenced by the Note and secured by the Security Deeds following a NONMONETARY Event of Default, including, without limitation the right to accelerate the maturity of the indebtedness evidenced by the Note, or right of foreclosure granted in the Security Instrument, both of the following two (2) conditions shall have been satisfied: (a) Borrower shall have received written notice of any event or condition which, if not cured, will give rise to a NONMONETARY Event of Default (“default condition”) hereunder, which notice shall specify the default condition which will result in a NONMONETARY Event of Default and set forth the requirements to cure such default condition; and (b) Borrower shall have failed to cure such default condition within (30) days following the receipt of said written notice, unless such default condition cannot reasonably be cured within thirty (30) days, in which event Borrower shall commence the cure within thirty (30) days and thereafter diligently prosecute said cure to completion; provided, however, that no such notice shall be required as to any monetary Event of Default, including, but limited to the Event of Default more specifically set forth in Sections 507, 701 and 702 of this Agreement.

         SECTION 919.      Subordination of Promissory Note.    Suburban, and any and all successors and assigns, hereby acknowledges and agrees to subordinate any and all indebtedness due to Suburban by Holdings arising in any way under that certain promissory note by Holdings in favor of Suburban in the original principal amount of $60,000,000.00, a copy of which is attached hereto as Exhibit “D” (the “Subordinated Note”), to any and all indebtedness arising out of or relating in any way to the Note. Notwithstanding anything else to the contrary herein, Holdings may make, and Suburban may accept, regularly scheduled payments of principal and interest under the Subordinated Note, provided Suburban has received no notice that Borrower is in default under any of the agreements pertaining to this Agreement. Suburban hereby warrants and represents that it has neither given nor executed any prior subordination, security agreement, or assignment which is presently effective with respect to the Subordinated Note. The subordination provided herein shall not be affected or impaired by any extension, renewal, release, or arrangement which may become effective between Holdings and Lender. No delay or failure on the Lender’s part in the exercise of any right or remedy shall preclude other or further exercises thereof or the exercise of any other right or remedy. Lender’s rights and privileges hereunder shall inure to the benefit of its successors and assigns, and this Agreement shall be binding upon Suburban’s successors and assigns.

         SECTION 920.     Amendment and Restatement.    This Agreement is an amendment and restatement of, and replaces in its entirety, that certain Loan Agreement dated February 18, 2000, by and among Suburban Lodges of America, Inc., a Georgia corporation, Suburban Holdings, L.P., a Georgia limited liability partnership, Suburban Construction, Inc., a Georgia corporation and SouthTrust Bank, N.A., a national banking association, as the same was amended from time to time.

         IN WITNESS WHEREOF, Lender and Borrower have executed this Agreement and placed its seal hereon, all as of the day and year first above written.

BORROWER:

SUBURBAN LODGES OF AMERICA, INC., a Georgia corporation

By: /s/ Paul A. Criscillis, Jr. Paul A. Criscillis, Jr., Chief Financial Officer
(CORPORATE SEAL)	Address:	300 Galleria Parkway, Suite 1200 Atlanta, Georgia 30337 Attn.: Chief Financial Officer
	Copy to:	300 Galleria Parkway, Suite 1200 Atlanta, Georgia 30337 Attn.: Corporate Secretary

SUBURBAN CONSTRUCTION, INC., a Georgia corporation

By: /s/ Paul A. Criscillis, Jr. Paul A. Criscillis, Jr., Chief Financial Officer
(CORPORATE SEAL)	Address:	300 Galleria Parkway, Suite 1200 Atlanta, Georgia 30337 Attn.: Chief Financial Officer
	Copy to:	300 Galleria Parkway, Suite 1200 Atlanta, Georgia 30337 Attn.: Corporate Secretary

[Signatures Continued on Following Page]

SUBURBAN HOLDINGS, L.P., a Georgia limited partnership

By: Suburban Management, Inc., its General Partner

By: /s/ Paul A. Criscillis, Jr. Paul A. Criscillis, Jr., Chief Financial Officer
Address:	300 Galleria Parkway, Suite 1200 Atlanta, Georgia 30337 Attn.: Chief Financial Officer
Copy to:	300 Galleria Parkway, Suite 1200 Atlanta, Georgia 30337 Attn.: Corporate Secretary

LENDER:

SOUTHTRUST BANK, an Alabama Banking corporation, successor by conversion to SouthTrust Bank, N.A., a national banking corporation

By: /s/ William Harris William Harris, Vice President
Address:	One Georgia Center 600 West Peachtree Street, Suite 450 Atlanta, Georgia 30309 Attn: William Harris, Vice President

EXHIBIT A

LOCATION	NAME	NUMBER OF ROOMS
1)	Minneapolis, MN	Burnsville	135
2)	Columbus, Ohio	NW Franklin	127
3)	Chicago, Illinois	Downer’s Grove	133
4)	El Paso, Texas	El Paso East	138
5)	Minneapolis, MN	Coon Rapids	135
6)	San Antonio, Texas	San Antonio Northeast	138
7)	Dallas, Texas	Dallas-Carrolton	138
8)	Chattanooga, TN	Lovell	132
9)	Tampa, FL	Largo	132

EXHIBIT B

FORM OF COMPLIANCE CERTIFICATE

EXHIBIT C

FORM OF BORROWING BASE CERTIFICATE

EXHIBIT D

COPY OF SUBORDINATED NOTE

EXHIBIT E

LEGAL DESCRIPTION OF CHICAGO O’HARE PROPERTY LEGAL DESCRIPTION: LOT 8 IN O’HARE INTERNATIONAL CENTER FOR BUSINESS, BEING A RESUBDIVISION OF HIGGINS-ELMHURST SUBDIVISION NO. 1 AND HIGGINS-ELMHURST SUBDIVISION NO. 2 IN THE SOUTHEAST 1/4 SECTION 26, TOWNSHIP 41 NORTH, RANGE 11, EAST OF THE THIRD PRINCIPAL MERIDIAN, IN COOK COUNTY, ILLINOIS.

SCHEDULE 207

SAN ANTONIO, TEXAS OUTPARCEL

SCHEDULE 305

LITIGATION, CLAIMS, ETC.

SCHEDULE 306

PENDING TAX RETURNS/UNPAID TAXES

NONE